SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  FOSSIL, INC.

                  Fossil, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

                  1. The name under which the Corporation was originally incorporated was Fossil Acquisition Corporation.

                  2.  The  date  of  filing  of  the  original   Certificate  of
Incorporation of the Corporation (the "Original Certificate") with the Secretary of State of the State of Delaware is December 26, 1991.

                  3. The date of filing of the first Certificate of Amendment of the Original Certificate (the "First Amended Certificate") with the Secretary of State of the State of Delaware is June 21, 1995.

                  4. This Second Amended and Restated Certificate of Incorporation of the Corporation (the "Second Amended and Restated Certificate") was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("DGCL").

                  5. This Second Amended and Restated Certificate restates and integrates and amends the Original Certificate and the First Amended Certificate to read in its entirety as follow:

                                    ARTICLE I

                  The name of the Corporation is Fossil, Inc.

                                   ARTICLE II

                  The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware 19805. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                   ARIICLE III

                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.



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                                   ARTICLE IV

                  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 51,000,000 shares, consisting of 1,000,000 shares of preferred stock, par value $.0l per share ("Preferred Stock"), and 50,000,000 shares of common stock, par value $.01 per share ("Common Stock").

                  The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. The Board of Directors, by resolution, shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions, and qualifications of, the shares of the series, including any preferences, voting power, dividend rights and redemption, sinking fund and conversion rights. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall be as fixed from time to time by the Board of Directors in the resolution or resolutions authorizing the issuance of each series adopted by the Board of Directors.

                  Except as otherwise required by law, this Certificate of Incorporation or the provisions of any resolutions adopted by the Board of Directors authorizing the issuance of Preferred Stock, each holder of shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held in his name on the books of the Corporation on each matter voted upon by the stockholders. Cumulative voting of shares of Common Stock is expressly prohibited.


                                    ARTICLE V

                  The business affairs of the Corporation shall be managed by or under the direction of a Board of Directors, except as otherwise provided by law or by this Certificate of Incorporation.

                  The Board of Directors shall have the power to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

                  The Board of Directors shall consist of such number of directors that, from time to time, shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws so provide.

                  The directors to be elected at the 1998 Annual Meeting of Stockholders shall be divided into three classes as nearly equal in number as possible, and designated as Class I, Class II and Class III. Class I directors shall be elected initially for a term expiring at the 1999 Annual Meeting of Stockholders, Class II directors shall be elected initially for a term expiring at the 2000 Annual Meeting of Stockholders, and Class III directors shall be elected initially for a term expiring at the 2001 Annual Meeting of Stockholders. Members of each class shall hold office until their successors are elected and qualified. At the 1999 Annual Meeting of Stockholders and at each subsequent annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting, to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

                  In addition to the powers and authority conferred upon the Board of Directors by statute or by this Certificate of Incorporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws adopted by the stockholders; provided, however, that no bylaws adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.

                                   ARTICLE VI

                  A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize any corporate action which further eliminates or limits the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on behalf of the Corporation on June 1, 1998.


Attest:


FOSSIL, INC.




----------------------------
 T.R. Tunnell

----------------------------
Tom Kartsotis
Senior Vice President, Chief Legal Officer



-----------------------------
Chairman of the Board and Chief
& Secretary



------------------------------
Executive Officer